Exhibit 23.1

802 N Washington

Spokane, WA 99201

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-222723, 333-217668, 333-214975, 333-212849) of our audit report dated April 11, 2018, relating to the consolidated financial statements of Medifirst Solutions, Inc., appearing in this Annual Report on Form 10-K, for the years ended December 31, 2017 and 2016. Our report dated April 11, 2018, with respect to those financial statements, includes an emphasis of matter paragraph relating to the uncertainty of Medifirst Solutions, Inc.’s ability to continue as a going concern.

/s/ Fruci & Associates II, PLLC

Fruci & Associates II, PLLC

Spokane, Washington

April 11, 2018